Aspect Medical Systems, Inc.

Exhibit 99.1

FOR FURTHER INFORMATION
AT THE COMPANY:
Mike Falvey	Emily Anderson
CFO	Media Inquiries
(617) 559-7363	(617) 559-7032
FOR IMMEDIATE RELEASE
Thursday, February 7, 2008
ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007
Highlights of Q4 2007 Compared with Q4 2006
•	Product revenue increased 8% to $23.9 million

•	Sensor revenue increased 18% to $20.2 million

•	Installed base of BIS monitors and modules exceeded 47,400 units, which represents an increase of 19% from the end of Q4 2006

•	GAAP income before taxes was $663,000, or $0.04 per diluted share in Q4 2007, compared with $2.4 million, or $0.10 per diluted share in Q4 2006

•	Non-GAAP income before taxes (which is exclusive of stock-based compensation) was $2.8 million in Q4 2007, or $0.16 per diluted share, compared with $4.2 million, or $0.18 per diluted share in Q4 2006
Norwood, Mass., February 7, 2008— Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that product revenue was $23.9 million for Q4 2007, an 8% increase from $22.3 million in Q4 2006, and that total revenue was $23.9 million for Q4 2007 in line with total revenue in Q4 2006.
With the adoption of Statement of Financial Accounting Standards No.123R (SFAS No.123R) as of January 1, 2006, Aspect began reporting non-GAAP financial results that exclude the impact of stock-based compensation. See below under the heading “Use of non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. The reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP measures is contained in an attached table.

Aspect Medical Systems, Inc.

Key GAAP operating results for Q4 2007 include:
•	Product margin was 75.2% compared with 72.6% in Q4 2006;

•	Operating expenses were $17.9 million, an increase of 9% compared with $16.4 million in Q4 2006;

•	Income before taxes per diluted share was $0.04 compared with $0.10 in Q4 2006; and

•	Net income was $408,000, or $0.02 per diluted share, compared with $30.6 million, or $1.32 per diluted share, in Q4 2006.
Key GAAP operating results for the full year of 2007 include:
•	Product margin was 74.7% compared with 73.9% in 2006;

•	Operating expenses were $71.4 million, an increase of 13% compared with $63.3 million in 2006;

•	Income before taxes per diluted share was $0.28 in 2007 compared with $0.39 in 2006; and

•	Net income was $2.3 million, or $0.11 per diluted share, compared with $37.1 million, or $1.59 per diluted share, in 2006.
Key non-GAAP operating results for Q4 2007 include:
•	Product margin was 75.8% compared with 73.1% in Q4 2006;

•	Operating expenses were $15.8 million, an increase of 8% compared with $14.7 million in Q4 2006;

•	Income before taxes per diluted share was $0.16 in Q4 2007 compared with $0.18 in Q4 2006; and

•	Net income was $2.1 million, or $0.12 per diluted share, compared with $32.4 million, or $1.40 per diluted share, in Q4 2006.
Key non-GAAP operating results for the full year of 2007 include:
•	Product margin was 75.3% compared with 74.4% in 2006;

•	Operating expenses were $63.2 million, an increase of 11% compared with $57.0 million in 2006;

•	Income before taxes per diluted share was $0.71 in 2007 compared with $0.68 in 2006; and

•	Net income was $9.3 million, or $0.46 per diluted share, compared with $43.8 million, or $1.87 per diluted share, in 2006.
“We are pleased with the quarter and the year just ended. Growth rates in sensors stabilized or turned upward over the course of the year, particularly in the U.S., reflecting the success of our shift in emphasis to sensor utilization within our existing customer base. This had the added benefit of improving product margins substantially, as sensors represented a greater share of products sold,” said Nassib Chamoun, president and CEO of Aspect.
“A highlight of the year was successful completion of the BRITE study. As we reported in a call in December, the results of BRITE demonstrate that Aspect’s biomarker, ATR, is a reliable predictor of both response and remission to antidepressant therapy. The results further suggest that ATR-guided treatment may lead to better patient outcomes by encouraging patients to switch promptly from antidepressants that are unlikely to help them.”
“A second highlight was the recently-published meta-analysis of the scientific evidence supporting BIS monitoring completed by the Cochrane Collaboration. Considered one of the world’s leading independent reviewers of the scientific literature, the Cochrane review clearly attests to the value of BIS to titrate anesthetics. In an era in which clinicians, hospitals and payors are encouraged to adopt clinical practices that are evidence-based, the Cochrane review is significant for Aspect. We believe that it validates the quality of the science supporting our technology, reinforces the value of customizing anesthesia for each patient, and will contribute to broader adoption and utilization of BIS.”

Aspect Medical Systems, Inc.

Revenue Analysis — (see attached unaudited consolidated revenue data)
U.S. product revenue was $17.4 million in Q4 2007 and $67.9 million for the year ended December 31, 2007, an increase of 6% and 5%, respectively, over comparable periods in 2006. U.S. sensor revenue increased 15% in Q4 2007 as compared with Q4 2006 due to a 14% increase in sensor unit volume. US equipment revenue declined 34% in Q4 2007 due to an 8% reduction in monitor and module units sold, a decline of 4% in the average unit prices of monitors sold, and a 45% decline in other equipment ancillary revenues. There was no alliance revenue in Q4 2007 compared with $1.7 million in Q4 2006. This was due to the termination and repurchase agreement entered into with Boston Scientific in Q2 2007, which terminated all of the rights and obligations of the Company and Boston Scientific under the 2002 OEM product development agreement and the 2005 neurosciences strategic alliance.
International revenue was $6.6 million for Q4 2007 and $24.2 million for the year ended December 31, 2007, an increase of 11% and 18%, respectively, over comparable periods in 2006. International sensor revenue increased by 30% compared with Q4 2006 due primarily to an increase in sensor units sold. International equipment revenue decreased by 19% in Q4 2007 due to an 11% decline in combined monitor and module units sold and a 12% decline in monitor average selling prices.
Product Margin and Operating Expenses
GAAP and non-GAAP product margin (product revenue less costs of revenue, then divided by product revenue) increased to 75.2% and 75.8%, respectively, in Q4 2007 compared with Q4 2006 principally as the result of favorable changes in the mix of sales of sensors to hardware.
Total GAAP and non-GAAP operating expenses increased by 9% and 8%, respectively, in Q4 2007 compared with Q4 2006. The increase in total GAAP operating expenses was partly the result of an increase in stock-based compensation expense and the increases in total GAAP and non-GAAP operating expenses was also due to new facility related expenses and increases in selling, general and administrative expenses. Operating expenses include the benefit of the reversal of approximately $0.5 million of accruals in Q4 2007.
Interest Income and Expense
Interest income was $1.5 million in Q4 2007, an increase of 63% compared with Q4 2006, due to increased cash, cash equivalents and marketable securities resulting from the $125.0 million convertible debt offering completed by the Company during June 2007. Interest expense was $1.0 million in Q4 2007 due to the interest payable on such convertible debt. There was no interest expense in Q4 2006.
Income Taxes
In Q4 2007, the Company recognized income tax expense of approximately $0.3 million on a GAAP basis and $0.7 million on a non-GAAP basis. This translates to a Q4 2007 effective tax rate of 38% for GAAP and 26% for non-GAAP. The GAAP and non-GAAP full year 2007 effective tax rates are 60% and 35%, respectively. The Q4 and full year 2007 GAAP effective tax rates are higher because of the tax treatment of incentive stock options (or ISO’s). The expense associated with these options is recorded as they vest, but a tax benefit is only recognized when they are exercised and sold under specific circumstances.

Aspect Medical Systems, Inc.

Liquidity and Capital Resources
At December 31, 2007, the Company had cash, cash equivalents, restricted cash and marketable securities of $109.5 million compared with $63.5 million at December 31, 2006. The 2007 increase is primarily due to the proceeds received from the Company’s $125.0 million convertible debt offering in June 2007 offset by approximately $85.0 million used for the repurchase of 5.5 million shares of the Company’s common stock during Q2 and Q3 2007. The Company had debt in the form of $125.0 million aggregate principal amount of 2.50% convertible senior notes due 2014 at December 31, 2007, and no debt at December 31, 2006.
Outlook for the First Quarter of 2008
The Company’s outlook for the first quarter of 2008 is as follows:
•	Total revenue and product revenue is expected to be within a range of $23.5 million to $24.5 million;

•	GAAP net (loss) income per fully-diluted share is expected to be within a range of ($0.01) loss per share to $0.00 per share; and

•	Non-GAAP net income per fully-diluted share is expected to be within a range of $0.04 to $0.05.
All non-GAAP amounts are exclusive of stock-based compensation. See below under the heading “Use of non-GAAP Financial Measures” for a discussion of the Company’s use of such measures. See attached table for the reconciliation of GAAP to non-GAAP items for Q4 2007 and guidance for Q1 2008.
Use of Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with GAAP, this earnings release contains non-GAAP financial measures that exclude the effects of share-based compensation and the requirements of Statement of Financial Accounting Standards No. 123(R), or “SFAS No. 123R”.
Stock-based compensation related to stock options, restricted stock and other stock-based awards is excluded from the Company’s non-GAAP costs of revenue, non-GAAP gross profit, non-GAAP gross profit margin percent, non-GAAP product margin percent, non-GAAP total operating expenses (research and development, sales and marketing and general and administrative), non-GAAP income from operations, non-GAAP operating margin, non-GAAP income before income taxes, non-GAAP income before income taxes per diluted share, non-GAAP income tax expense, non-GAAP effective income tax rate, non-GAAP net income, and non-GAAP diluted earnings per share:
Stock-based compensation expenses consist of expenses for stock options, restricted stock and other stock-based awards under SFAS No.123R. The Company excludes these stock-based compensation expenses and the related tax effects from non-GAAP measures primarily because they are non-cash expenses, because of the complexity and considerable judgment involved in calculating their values, and because they have in the past and are expected in the future to be driven by a different set of factors than other expenses in these categories.

Aspect Medical Systems, Inc.

• The manner in which management uses the non-GAAP financial measure to conduct or evaluate its business:
The non-GAAP financial measures used by management and disclosed by the Company exclude the income statement effects of all forms of share-based compensation. Reconciliations of the GAAP to non-GAAP income statement financial measures for the three months and year ended December 31, 2007 and December 31, 2006 and expected net income per diluted share for the first quarter of 2008 are set forth in the financial tables attached to this earnings release and the reconciliations to those GAAP financial measures should be carefully considered.
The Company applied the modified prospective method of adoption of SFAS No. 123R, under which the effects of SFAS No. 123R are reflected in the Company’s GAAP financial statement presentations for the three months and year ended December 31, 2007 and December 31, 2006. Gross profit, gross profit margin, product margin, costs of revenue, total operating expenses (research and development, sales and marketing, general and administrative), operating income, operating margin, net income before taxes per share, net income and net income per share (referred to as earnings per share, or EPS) are the primary financial measures management uses for planning and forecasting future periods that are affected by shared-based compensation. Because management reviews these financial measures calculated without taking into account the effects of SFAS No.123R, these financial measures are treated as “non-GAAP financial measures” under Securities and Exchange Commission rules. Management uses the non-GAAP financial measures for internal managerial purposes, including as a means to compare period-to-period results on a consolidated basis and as a means to evaluate the Company’s results on a consolidated basis compared to those of other companies. In addition, management uses certain of these measures when publicly providing forward-looking statements on expectations regarding future consolidated financial results. Management and the Board of Directors will continue to compare the Company’s historical consolidated results of operations (revenue, costs of revenue, gross profit, gross profit margin percent, product margin percent, research and development expenses, sales and marketing expenses, general and administrative expenses, total operating expenses, operating margin, income before income taxes, income before income taxes per share, operating income as well as net income and EPS), excluding stock-based compensation, to financial information prepared on the same basis during the Company’s budget and planning process, to assess the business, make resource allocation decisions and to compare consolidated results to the objectives identified for the Company. The Company’s budget and planning process culminates with the preparation of a consolidated annual budget that includes these non-GAAP financial measures. This budget, once finalized and approved, serves as the basis for allocation of resources and management of operations. While share-based compensation is a significant expense affecting the Company’s results of operations, management excludes share-based compensation from the Company’s consolidated budget and planning process to facilitate period to period comparisons and to assess changes in gross margin, net income and earnings per share targets in relation to changes in forecasted revenue.
Profit-dependent cash incentive pay to employees, including senior management, also is calculated using formulae that incorporate the Company’s annual results excluding share-based compensation expense.
• The economic substance behind management’s decision to use such non-GAAP financial measures:
The Company discloses non-GAAP information to the public to enable investors to more easily assess the Company’s performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expenses. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.

Aspect Medical Systems, Inc.

• Why management believes the non-GAAP financial measure provides useful information to investors:
Management believes that each of the non-GAAP measures reveals important information about the economic model of the Company and the Company discusses each of these items with the public on a regular basis on both a GAAP and non-GAAP basis. The Company discloses this information to the public to enable investors to more easily assess the Company’s past performance and estimate future performance on the same basis applied by management and to ease comparison on both a GAAP and non-GAAP basis among other companies that separately identify share-based compensation expense. In particular, the Company believes that it is useful to investors to understand how the expenses and other adjustments associated with the application of SFAS No. 123R are being reflected on the Company’s income statements.
• The material limitations associated with use of non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measures:
The non-GAAP financial measures disclosed by the Company are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The non-GAAP financial measures disclosed by the Company may be different from, and therefore may not be comparable to, similar measures used by other companies.
Although these non-GAAP financial measures adjust expense, and diluted share items to exclude the accounting treatment of share-based compensation, they should not be viewed as a pro-forma presentation reflecting the elimination of the underlying share-based compensation programs, as those programs are an important element of the Company’s compensation structure and generally accepted accounting principles indicate that all forms of share-based payments should be valued and included as appropriate in results of operations.
• The manner in which management compensates for these limitations when using non-GAAP financial measures:
Management takes into consideration the limitations in using non-GAAP financial measures by evaluating the dilutive effect of the Company’s share-based compensation arrangements on the Company’s basic and diluted earnings per share calculations and by reviewing other quantitative and qualitative information regarding the Company’s share-based compensation arrangements. Management also uses these non-GAAP measures in conjunction with GAAP measures to assess the impact of share based compensation.
Conference Call Scheduled for 10:00 a.m. ET Today
Aspect will hold a conference call to discuss the results of the fourth fiscal quarter of 2007 and management’s outlook for the first fiscal quarter of 2008 at 10:00 a.m. Eastern Time today, Thursday, February 7, 2008. The call can be accessed live by dialing 1-800-762-8779 (domestic), 1-480-248-5081 (international), or via the webcast at http://www.aspectmedical.com on the Investor page, or http://www.earnings.com. It also will be available for replay until February 14, 2008, by dialing 1-800-406-7325 (domestic), or 1-303-590-3030 international), access code 3839314. The webcast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the investor page.

Aspect Medical Systems, Inc.

About the Company
Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess approximately 25 million patients and has been the subject of more than 3,100 published articles and abstracts. BIS technology is installed in approximately 80 percent of hospitals listed in the July 2007 U.S. News and World Report ranking of America’s Best Hospitals and in approximately 60 percent of all U.S. operating rooms. In the last twelve months BIS technology was used in approximately 17 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with eight leading manufacturers of patient monitoring systems.
Cautionary Statement Regarding Forward Looking Information
Certain statements in this release are forward-looking and may involve risks and uncertainties, including without limitation statements with respect to: the Company’s expectation that its biomarker, ATR, may be a reliable predictor of both response and remission to antidepressant therapy and that ATR-guided treatment may lead to better patient outcomes; the Company’s belief that recently-published meta-analysis about BIS monitoring by the Cochrane Collaboration has the potential to contribute to broader adoption and utilization of the Company’s BIS technology by clinicians; and the Company’s Q1 2008 guidance with respect to total revenue, product revenue and GAAP net income (loss) and non-GAAP per fully diluted share. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to control expenses or grow its product revenue. The Company may also not be able to achieve widespread market acceptance of its BIS monitoring technology, or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA. The Company also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products including the BIS VISTA monitor and products based upon its neuroscience technology such as its ATR biomarker under development. In addition, the Company’s ability to remain profitable will depend upon its ability to successfully promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. The Company has incurred substantial indebtedness in connection with the issuance of convertible notes in June 2007 and a substantial portion of its cash flows from operations may be dedicated to interest and principal payments on such notes. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2007, each as filed with the Securities and Exchange Commission.
In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.
For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com...
FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$23,932	$22,251	$92,078	$85,018
Strategic alliance revenue	—	1,710	5,246	6,316

Total revenue	23,932	23,961	97,324	91,334

Costs of revenue	5,940	6,098	23,319	22,171

Gross profit	17,992	17,863	74,005	69,163

% of revenue	75.2%	74.6%	76.0%	75.7%

Operating expenses:
Research and development	3,817	4,114	16,052	15,280
Sales and marketing	9,911	8,972	39,823	35,571
General and administrative	4,151	3,284	15,486	12,446

Total operating expenses	17,879	16,370	71,361	63,297

Income from operations	113	1,493	2,644	5,866

Other income (expense):
Interest income	1,501	920	5,019	3,335
Interest expense	(951)	(3)	(2,010)	(3)

Income before income taxes	663	2,410	5,653	9,198

Income tax provision (benefit)	255	(28,200)	3,397	(27,891)

Net income	$408	$30,610	$2,256	$37,089

Net income per share:
Basic	$0.02	$1.37	$0.12	$1.66
Diluted	$0.02	$1.32	$0.11	$1.59

Shares used in computing net income per share:
Basic	17,064	22,297	19,614	22,378
Diluted	17,656	23,136	20,247	23,380

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONSOLIDATED REVENUE DATA
(In Thousands, Except Unit Amounts and Percentages)

	Three Months Ended			Year Ended
	December 31, 2007	December 31, 2006	% Change	December 31, 2007	December 31, 2006	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$20,224	$17,174	18%	$75,372	$64,752	16%

Monitors	1,900	3,147	(40%)	9,869	12,873	(23%)
Modules	1,135	928	22%	3,941	4,743	(17%)
Other Equipment	673	1,002	(33%)	2,896	2,650	9%

Equipment	3,708	5,077	(27%)	16,706	20,266	(18%)

Total product revenue	23,932	22,251	8%	92,078	85,018	8%
Strategic alliance	—	1,710	(100%)	5,246	6,316	(17%)

Total Worldwide	$23,932	$23,961	0%	$97,324	$91,334	7%

U.S.
Sensors	$15,546	$13,574	15%	$59,049	$52,499	12%

Monitors	955	1,756	(46%)	5,769	8,517	(32%)
Modules	475	286	66%	1,455	1,521	(4%)
Other Equipment	394	711	(45%)	1,588	1,876	(15%)

Equipment	1,824	2,753	(34%)	8,812	11,914	(26%)

Total Product revenue	17,370	16,327	6%	67,861	64,413	5%
Strategic alliance	—	1,710	(100%)	5,246	6,316	(17%)

Total U.S.	$17,370	$18,037	(4%)	$73,107	$70,729	3%

INTERNATIONAL
Sensors	$4,678	$3,600	30%	$16,323	$12,253	33%

Monitors	945	1,391	(32%)	4,100	4,356	(6%)
Modules	660	642	3%	2,486	3,222	(23%)
Other Equipment	279	291	(4%)	1,308	774	69%

Equipment	1,884	2,324	(19%)	7,894	8,352	(5%)

Total International	$6,562	$5,924	11%	$24,217	$20,605	18%

UNITS
WORLDWIDE
Sensors	1,476,000	1,258,000	17%	5,421,000	4,612,000	18%
Monitors	660	988	(33%)	3,208	4,127	(22%)
Modules (a)	1,360	1,256	8%	4,907	5,248	(6%)
Installed Base (b)				47,474	39,922	19%
U.S.
Sensors	948,000	833,000	14%	3,592,000	3,221,000	12%
Monitors	275	487	(44%)	1,646	2,469	(33%)
Modules (a)	395	245	61%	1,273	1,037	23%
Installed Base (b)				27,762	23,986	16%
INTERNATIONAL
Sensors	528,000	425,000	24%	1,829,000	1,391,000	31%
Monitors	385	501	(23%)	1,562	1,658	(6%)
Modules (a)	965	1,011	(5%)	3,634	4,211	(14%)
Installed Base (b)				19,712	15,936	24%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

GAAP costs of revenue	$5,940	$6,098	$23,319	$22,171
Stock-based compensation expense	(146)	(112)	(577)	(430)

Non-GAAP costs of revenue	$5,794	$5,986	$22,742	$21,741

GAAP gross profit margin	$17,992	$17,863	$74,005	$69,163
Stock-based compensation expense	146	112	577	430

Non-GAAP gross profit margin	$18,138	$17,975	$74,582	$69,593

GAAP profit margin percent	75.2%	74.6%	76.0%	75.7%
Stock-based compensation expense	0.6%	0.4%	0.6%	0.5%
Non-GAAP profit margin percent	75.8%	75.0%	76.6%	76.2%

GAAP product margin percent	75.2%	72.6%	74.7%	73.9%
Stock-based compensation expense	0.6%	0.5%	0.6%	0.5%
Non-GAAP product margin percent	75.8%	73.1%	75.3%	74.4%

GAAP research and development expenses	$3,817	$4,114	$16,052	$15,280
Stock-based compensation expense	(494)	(377)	(2,010)	(1,487)

Non-GAAP research and development expenses	$3,323	$3,737	$14,042	$13,793

GAAP sales and marketing expenses	$9,911	$8,972	$39,823	$35,571
Stock-based compensation expense	(808)	(639)	(3,210)	(2,506)

Non-GAAP sales and marketing expenses	$9,103	$8,333	$36,613	$33,065

GAAP general and administrative expenses	$4,151	$3,284	$15,486	$12,446
Stock-based compensation expense	(730)	(629)	(2,914)	(2,267)

Non-GAAP general and administrative expenses	$3,421	$2,655	$12,572	$10,179

GAAP total operating expenses	$17,879	$16,370	$71,361	$63,297
Stock-based compensation expense	(2,032)	(1,645)	(8,134)	(6,260)

Non-GAAP total operating expenses	$15,847	$14,725	$63,227	$57,037

GAAP income from operations	$113	$1,493	$2,643	$5,866
Stock-based compensation expense	2,178	1,757	8,711	6,690

Non-GAAP income from operations	$2,291	$3,250	$11,354	$12,556

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
UNAUDITED RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES (CONT.)
(In Thousands, Except Per Share Amounts and Percentages)

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
GAAP operating margin	0.5%	6.2%	2.7%	6.4%
Stock-based compensation expense	9.1%	7.4%	9.0%	7.3%
Non-GAAP operating margin	9.6%	13.6%	11.7%	13.7%

GAAP income before income tax	$663	$2,410	$5,653	$9,198
Stock-based compensation expense	2,178	1,757	8,711	6,690

Non-GAAP income before income tax	$2,841	$4,167	$14,364	$15,888

GAAP diluted income before income tax per share	$0.04	$0.10	$0.28	$0.39
Stock-based compensation expense	0.12	0.08	0.43	0.29

Non-GAAP diluted income before income tax per share	$0.16	$0.18	$0.71	$0.68

GAAP income tax (benefit) expense	$255	$(28,200)	$3,397	$(27,891)
Stock-based compensation expense	480	—	1,682	—

Non-GAAP income tax (benefit) expense	$735	$(28,200)	$5,079	$(27,891)

GAAP effective income tax rate	38%	(1170%)	60%	(303%)
Stock-based compensation expense	(12%)	493%	(25%)	127%

Non-GAAP effective income tax rate	26%	(677%)	35%	(176%)

GAAP net income	$408	$30,610	$2,256	$37,089
Stock-based compensation expense	1,698	1,757	7,029	6,690

Non-GAAP net income	$2,106	$32,367	$9,285	$43,779

GAAP diluted earnings per share	$0.02	$1.32	$0.11	$1.59
Stock-based compensation expense	0.10	0.08	0.35	0.29

Non-GAAP diluted earnings per share	$0.12	$1.40	$0.46	$1.87

Guidance for Q1 2008

GAAP net (loss) income per diluted share	$(0.01) — $0.00
Stock-based compensation expense	$0.04 — $0.06
Non-GAAP net income per diluted share	$0.04 — $0.05

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash, cash equivalents and marketable securities (A)	$102,966	$59,311
Accounts receivable, net	12,544	12,486
Inventory, net	7,113	6,501
Deferred tax assets	4,729	1,844
Other current assets	4,150	3,650

Total current assets	131,502	83,792

Property and equipment, net	8,455	7,798
Long-term marketable securities (A)	6,518	4,159
Deferred financing fees	4,213	—
Long-term deferred tax assets	20,171	26,398
Other assets	2,618	2,817

Total assets	$173,477	$124,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$11,559	$10,353
Other current liabilities	115	1,865

Total current liabilities	11,674	12,218

Other long-term liabilities	128	3,498
Long-term debt	125,000	—
Stockholders’ equity	36,675	109,248

Total liabilities and stockholders’ equity	$173,477	$124,964

(A)	Investments with maturities beyond twelve months are included in long-term investments.